EXHIBIT 21

LIST OF SUBSIDIARIES

The Company had the following subsidiaries as of the date of this report:

NAME		INCORPORATED
1.	OptimumBank	Florida
2.	OptimumHud Loans LLC d/b/a OptimumFunding LLC	Florida